Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
UNIVERSAL BIOSENSORS, INC.
     Universal Biosensors, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”), does hereby certify as follows:
     (1) The name of the Corporation is Universal Biosensors, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 14, 2001.
     (2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.
     (3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.
     (4) The text of the Certificate of Incorporation hereby is amended and restated in its entirety as follows:
     FIRST: The name of the Corporation is Universal Biosensors, Inc. (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is three hundred one million (301,000,000) shares of which the Corporation shall have authority to issue three hundred million (300,000,000) shares of Common Stock, each having a par value of one hundredth of one cent ($0.0001), and one million (1,000,000) shares of Preferred Stock, each having a par value of one cent ($0.01).
At the time that this Amended and Restated Certificate of Incorporation becomes effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of the Corporation’s Common Stock then issued and outstanding (the “Old Stock”) shall, automatically and without any action on the part of the respective holders thereof, be changed into 3,624.7518771 shares of Common Stock of the Corporation, respectively, and each such share shall have a new par value of $0.0001; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay cash consideration to the holder of any such fractional share in accordance with the next succeeding sentence and, provided further, that the number of shares of Common Stock authorized pursuant to the first sentence of this Article FOUR shall not be altered. As contemplated by the preceding sentence, a holder who otherwise would be entitled to receive a fraction of a share of Common Stock shall, in lieu thereof, receive the fair market value thereof, determined by multiplying the fraction of the share of Common Stock by Australian fifty cents (A$0.50) per share.
Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Stock then outstanding shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock outstanding after the Effective Date into which the shares of Old Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Old Stock represented by such certificate shall have been changed, as well as any cash in lieu of fractional shares of Common Stock to which such holder may be entitled to pursuant to this Article FOUR.
     (1) The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be: (A) subject to redemption at such time or times and at such price or prices; (B) entitled to receive dividends (which maybe cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (C) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (D) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
     (2) The holders of shares of Common Stock shall not have cumulative voting rights.
     (3) Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     (2) The Board of Directors shall consist of not less than three or more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.
     (3) The directors shall be divided into three classes, designated Class 1, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2009 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2008 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2007 annual meeting. At each succeeding annual meeting of stockholders beginning in 2007, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
     (4) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     (5) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. While the Corporation is listed on Australian Stock Exchange (“ASX”): (i) if any director appointed by the Board of Directors as a result of an increase in the number of directors is required to retire and seek re-election at the first Annual Meeting of Stockholders by virtue of the Listing Rules of ASX (“Listing Rules”), if re-elected by stockholders at that Annual Meeting, that Director will then have the same remaining term that shall coincide with the remaining term of that Director’s class; and (ii) if any director appointed by the Board of Directors as a result of a vacancy is required to retire and seek re-election at the first Annual Meeting of Stockholders by virtue of the Listing Rules, if re-elected by stockholders at that Annual Meeting, that Director will then have the same remaining term that shall coincide with the remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIVE unless expressly provided by such terms.
     6) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
     SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
     SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVEN shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVEN to directors and officers of the Corporation. The rights to indemnification and to the advance of expenses conferred in this Article SEVEN shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article SEVEN shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.
     NINTH: Unless otherwise required by law, special meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. The ability of the stockholders to call a special meeting of Stockholders is hereby specifically denied.
     TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide using any form of technology permitted by law and approved by the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
     ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adapt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the shares entitled to vote at an election of directors.

     TWELFTH: To the maximum extent permitted from time to time under the GCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.
     THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIVE, EIGHT, NINE, ELEVEN and FOURTEEN of this Amended and Restated Certificate of Incorporation or this Article THIRTEEN.
     FOURTEENTH: If the Corporation is admitted to the official list of Australian Stock Exchange, and at the relevant time is still so admitted, this Article FOURTEEN shall apply:
     (1) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation, if the Listing Rules of Australian Stock Exchange (and any other rules of Australian Stock Exchange which are applicable while the Corporation is listed each as amended or replaced from time to time) prohibit an act being done, except to the extent of any express written waiver by Australian Stock Exchange, the act shall not be done.
     (2) Nothing contained in this Amended and Restated Certificate of Incorporation prevents an act being done that the Listing Rules require to be done.
     (3) If the Listing Rules of Australian Stock Exchange require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be).
     (4) If the Listing Rules of Australian Stock Exchange require this Amended and Restated Certificate of Incorporation to contain a provision and it does not contain such a provision, this Amended and Restated Certificate of Incorporation is deemed to contain that provision.

     (5) If the Listing Rules of Australian Stock Exchange require this Amended and Restated Certificate of Incorporation not to contain a provision and it contains such a provision, this Amended and Restated Certificate of Incorporation is deemed not to contain that provision.
     (6) If any provision of this Amended and Restated Certificate of Incorporation is or becomes inconsistent with the Listing Rules of Australian Stock Exchange, this Amended and Restated Certificate of Incorporation is deemed not to contain that provision to the extent of the inconsistency.
     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 5th day of December, 2006.
UNIVERSAL BIOSENSORS, INC.

By:	/s/ Mark Morrisson

Name:	Mark Morrisson

Title:	Chief Executive Officer